Exhibit 99.1

Contact:	Kevin Donovan
Bottomline Technologies
603-501-5240
kdonovan@bottomline.com

Bottomline Technologies Reports Third Quarter Results

Record Revenues, Orders and Backlog Highlight Quarter

PORTSMOUTH, N.H. – April 25, 2007 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of collaborative payment and invoice automation solutions, today reported financial results for the third quarter ended March 31, 2007.

Revenues for the third quarter were $31.1 million, a 25% increase from revenue of $24.9 million in the third quarter of last year. The growth in revenues includes a 16% increase in subscription and transaction revenues to $6.8 million for the third quarter of fiscal 2007 as compared to $5.8 million for the same period last year, and a 60% increase in software licenses to $4.1 million in the current quarter from $2.5 million in the third quarter last year.

Recurring revenues, consisting of subscription and transaction, maintenance and supplies revenue was $19.0 million as compared with $16.1 million in the third quarter of last year. New Annual Recurring Revenues (ARR) was $4.1 million as compared with $3.4 million and $2.3 million in the prior two quarters. New ARR represents the expected one-year revenue value from new subscription and transaction sales during the quarter as well as the one-year maintenance value on new software license sales.

Net loss for the third quarter was $1.9 million, or net loss per share of $0.08. During the third quarter, operating expenses of $20.2 million included acquisition-related amortization of intangible assets of $2.7 million and stock-based compensation expense of $2.0 million. Excluding these acquisition-related and stock compensation items, non-GAAP net income for the third quarter was $2.8 million, equating to non-GAAP net income per share of $0.12.

“Bottomline had a strong third quarter,” said Rob Eberle, President and CEO of Bottomline Technologies. “Record revenue and record orders were achieved through execution throughout the business. The results were driven by broad-based demand for our payment, invoice, banking and cash management and document solutions. Response to our new recurring revenue offerings drove a new high for ARR. With the combination of our recurring revenues, new ARR, backlog and continued strong demand for our software and recurring revenue offerings, we believe our business is well positioned to drive future growth as we go forward.”

Revenues for the nine months ended March 31, 2007 were $86.0 million as compared with $75.7 million in the same period last year. Net loss for the nine months ended March 31, 2007 was $5.5 million, or net loss per share of $0.23.

During the nine months ended March 31, 2007, the company incurred acquisition-related amortization of intangible assets of approximately $6.6 million and stock compensation expense of $5.9 million. Excluding these items, non-GAAP net income for the nine months ended March 31, 2007 was $7.0 million, or non-GAAP net income per share of $0.29.

Customer Highlights:

•

Large worldwide organizations, including Universal Music Group, MTV Networks, Select Hotels Group and Gartmore, an international asset management firm, signed agreements for Bottomline’s accounts payable automation solution.

•

Further expanded the adoption of Legal eXchange™ within the insurance sector, signing multi-year legal spend management contracts with two property and casualty insurance leaders, Infinity Property & Casualty Company and Crum & Forster.

•	Bottomline’s WebSeries® banking platform was selected by a leading Asia-Pacific financial institution.

•

New customers such as Alpharma, HarperCollins Publishers, Muehlstein & Co., Northcliffe Media Ltd, Red Hat, Ryan Companies and Virtua Health System chose Bottomline’s payments and document process automation platforms.

•	Organizations such as Charter Indemnity, Hertz, John Muir Health and Vodafone expanded existing deployments of Bottomline’s payments, invoice and document automation platforms.

Corporate and Product Highlights:

•

Introduced Legal eXchange 7.0, featuring enhanced reporting capabilities and the ability to provide a complete view of legal spend through value-added services for converting any type of paper-based invoice into electronic data.

•

Formed a strategic partnership with Infosys BPO, the business process outsourcing (BPO) subsidiary of Infosys Technologies, to integrate Bottomline’s capabilities for invoice automation into the firm’s outsourced services offering for global corporate clients.

•

Expanded its long-term relationship for payments and invoice initiatives with HSBC, adding France to a growing list of European markets where the bank will offer its Bottomline-powered Accounts Payable Integration service. HSBC first introduced the solution to corporate customers in the US and UK in 2006.

•

Hosted its annual Executive Forum & Customer Summit, bringing together senior-level executives from some of the world’s leading banks and financial institutions to discuss innovation in corporate cash management and straight-through payments processing.

Bottomline has presented supplemental non-GAAP financial measures as part of this earnings release. The non-GAAP financial measures exclude certain non-cash items, specifically amortization of intangible assets and stock compensation expense. The presentation of this information should not be considered in isolation to, or as a substitute for, the financial results presented in accordance with GAAP. Bottomline believes that these supplemental non-GAAP financial measures are useful to investors because they allow for an evaluation of the company with a focus on the performance of its core operations. Bottomline’s executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the company. Since this information is not a GAAP measurement of financial performance, there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies. A reconciliation of the GAAP results to the non-GAAP results for the three and nine month periods ending March 31 is as follows:

	Three Months Ended March 31, (in thousands)		Nine Months Ended March 31, (in thousands)
	2007	2006	2007	2006
GAAP Net Loss	$(1,874)	$(2,172)	$(5,470)	$(957)
Amortization of Intangible Assets	2,701	1,357	6,575	3,018
Stock Compensation Expense	1,951	1,881	5,891	5,282
Acquisition Related Abandonments	—	189	—	189

Non-GAAP Net Income	$2,778	$1,255	$6,996	$7,532

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides collaborative payment and invoice automation solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes and transactions involving global payments, invoice approval, purchase-to-pay, collections, cash management and document process automation. Organizations trust these solutions to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies, WebSeries, Legal eXchange and the BT logo are registered trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ financial results, refer to the Company’s Quarterly Report or Form 10-Q for the quarter ended December 31, 2006, on file with the SEC. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues:
Software licenses	$4,071	$2,543
Subscriptions and transactions	6,750	5,821
Service and maintenance	16,856	12,929
Equipment and supplies	3,438	3,599

Total revenues	31,115	24,892

Cost of revenues:
Software licenses	177	371
Subscriptions and transactions	3,064	2,740
Service and maintenance (1)	7,811	6,130
Equipment and supplies	2,532	2,930

Total cost of revenues	13,584	12,171

Gross profit	17,531	12,721

Operating expenses:
Sales and marketing (1)	8,055	6,305
Product development and engineering (1)	4,258	3,608
General and administrative (1)	5,171	4,198
Amortization of intangible assets	2,701	1,357

Total operating expenses	20,185	15,468

Loss from operations	(2,654)	(2,747)

Other income, net	682	780

Loss before provision for income taxes	(1,972)	(1,967)
Provision (benefit) for income taxes	(98)	205

Net loss	$(1,874)	$(2,172)

Basic and diluted net loss per share	$(0.08)	$(0.09)

Shares used in computing basic and diluted net loss per share:	23,529	23,083

Non-GAAP (excludes acquisition-related amortization and stock compensation expense):(2)
Net income	$2,778	$1,255

Diluted net income per share (3)	$0.12	$0.05

(1) Stock based compensation is allocated as follows:
Cost of revenues: service and maintenance	$178	$122
Sales and marketing	645	693
Product development and engineering	196	215
General and administrative	932	851

	$1,951	$1,881

(2)      Non-GAAP presentation excludes charges for amortization of intangible assets of $2,701 and $1,357, stock compensation expense of $1,951 and $1,881 and $0 and $189 for acquisition related technology write-offs for the three months ended March 31, 2007 and 2006, respectively.

(3)      Shares used in computing non-GAAP diluted net income per share were 23,953 and 23,246 for the three months ended March 31, 2007 and 2006, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Nine Months Ended March 31,
	2007	2006
Revenues:
Software licenses	$10,005	$9,414
Subscriptions and transactions	19,976	15,821
Service and maintenance	45,854	39,062
Equipment and supplies	10,152	11,391

Total revenues	85,987	75,688

Cost of revenues:
Software licenses	560	1,051
Subscriptions and transactions	8,457	6,653
Service and maintenance (1)	21,556	18,122
Equipment and supplies	7,529	9,105

Total cost of revenues	38,102	34,931

Gross profit	47,885	40,757

Operating expenses:
Sales and marketing (1)	22,780	19,173
Product development and engineering (1)	12,115	8,894
General and administrative (1)	14,720	12,055
Amortization of intangible assets	6,575	3,018

Total operating expenses	56,190	43,140

Loss from operations	(8,305)	(2,383)

Other income, net	2,421	2,285

Loss before provision for income taxes	(5,884)	(98)
Provision (benefit) for income taxes	(414)	859

Net loss	$(5,470)	$(957)

Basic and diluted net loss per share	$(0.23)	$(0.04)

Shares used in computing basic and diluted net loss per share:	23,527	22,643

Non-GAAP (excludes acquisition-related amortization and stock compensation expense):(2)
Net income	$6,996	$7,532

Diluted net income per share (3)	$0.29	$0.33

(1) Stock based compensation is allocated as follows:
Cost of revenues: service and maintenance	$450	$368
Sales and marketing	2,013	1,854
Product development and engineering	593	653
General and administrative	2,835	2,407

	$5,891	$5,282

(2)      Non-GAAP presentation excludes charges for amortization of intangible assets of $6,575 and $3,018, stock compensation expense of $5,891 and $5,282 and $0 and $189 for acquisition related technology write-offs for the nine months ended March 31, 2007 and 2006, respectively.

(3)      Shares used in computing non-GAAP diluted net income per share were 23,803 and 23,159 for the nine months ended March 31, 2007 and 2006, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2007	June 30, 2006
Assets
Current assets:
Cash, cash equivalents and short-term investments	$64,919	$80,497
Accounts receivable	22,629	21,043
Other current assets	5,577	4,864

Total current assets	93,125	106,404

Property and equipment	8,117	7,106
Intangible assets	86,714	61,077
Other assets	1,931	1,247

Total assets	$189,887	$175,834

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,640	$5,990
Accrued expenses	10,341	8,660
Deferred revenue and deposits	24,523	19,880

Total current liabilities	40,504	34,530

Deferred revenue and deposits, non current	2,348	1,249
Deferred income taxes	6,606	2,985
Other liabilities	509	462

Total liabilities	49,967	39,226

Stockholders’ equity
Common stock	25	23
Additional paid-in-capital	259,825	246,543
Accumulated other comprehensive income	7,279	3,585
Treasury stock	(8,944)	(748)
Retained deficit	(118,265)	(112,795)

Total stockholders’ equity	139,920	136,608

Total liabilities and stockholders’ equity	$189,887	$175,834